AGREEMENT AND FOURTH AMENDMENT
                         TO LOAN AGREEMENT
                         (November 30, 1995)

     THIS AGREEMENT AND FOURTH AMENDMENT TO LOAN AGREEMENT (this "Amendment"), dated as of November 30, 1995, is made and entered into by and among STEWART & STEVENSON SERVICES, INC. (the "Borrower"), a Texas corporation; the financial institutions listed on the signature pages hereto (collectively, the "Lenders") and TEXAS COMMERCE BANK NATIONAL ASSOCIATION, a national banking association domiciled in Houston, Harris County, Texas, acting in its capacity as agent for the Lenders (in such capacity, the "Agent"). The Borrower, the Lenders and the Agent are herein sometimes called the "Parties".

Recitals:



     1. The Parties have entered into a Loan Agreement dated as of September 3, 1993 (which Loan Agreement, as amended to the date hereof, is herein called the "Loan Agreement").

     2. The Parties desire to amend the Loan Agreement in certain respects to extend the maturity date of the Notes thereunder; to increase the amount of credit available thereunder; to change certain financial covenants; to permit Borrower to repurchase a limited amount of its own stock; to change the basis for computing applicable interest rates and to change the basis for computing the commitment fee.

Agreements:

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:


     1.   Amendment of Certain Definitions in Section 1 of the
Loan Agreement. The following definitions in Section 1 of the Loan Agreement are hereby amended as follows:

          Margin Percentage means, on any day, the per annum percentage corresponding to the Interest Bearing Debt to Total
Capitalization Ratio (determined as of the most recent
Calculation Date) on such day as provided below:

          Interest Bearing Debt                 Per Annum
          to Total Capitalization Ratio         Percentage

          40% or greater                        40.0 basis points
          20% to, but not including, 40%        32.5 basis points
          less than 20%                         25.0 basis points

          Maturity Date means the maturity of the Notes, December
31, 2000, as the same may hereafter be accelerated pursuant to the provisions of any of the Credit Documents.

          Maximum Commitment means Two Hundred Million Dollars
($200,000,000).

          Permitted Investments means: (a) readily marketable securities issued or fully guaranteed by the United States of America with maturities of not more than one year, (b) financial instruments (including commercial paper) with maturities of not more than 270 days of Persons, in each case, rated "Prime 2" or better by Moody's Investors Service, Inc. or "A-2" or better by Standard and Poor's Corporation; (c) certificates of deposit, eurodollar deposits or repurchase obligations having a maturity of not more than one year from the date of issuance thereof, or tax exempt bonds backed by letters of credit, in each case, issued by any U.S. domestic bank having capital surplus of at least $100,000,000 or by any other financial institution acceptable to Majority Lenders, all of the foregoing; (d) readily marketable shares of any money market fund having total assets in excess of $250,000,000 and not disapproved in writing by Majority Lenders; and (e) common stock of the Borrower, not to exceed $50,000,000 in aggregate cost; provided, that the aggregate value of the assets subject to Section 7(a) consisting of "margin stock" (as defined from time to time in or pursuant to Regulation U of the Board of Governors of the Federal Reserve System, or any successor regulation) shall never exceed 25% of the aggregate value of all assets subject to Section 7(a).

     2.   Amendment of Section 2(c) of the Loan Agreement.
Section 2(c) of the Loan Agreement is amended to provide as follows:

          "(c) Commitment Fee. In consideration of the Commitment, Borrower agrees to pay a commitment fee (computed on the basis of the actual number of days elapsed in a year composed of 365 or 366 days, as the case may be) equal to 12.5 basis points per annum on the daily average difference between the Commitment and the aggregate principal balance of the Notes, such fee to be due and payable to Agent for the account of Lenders on each Interest Payment Date for Base Rate Borrowings before the Termination Date, and on the Termination Date, in addition to the installments of interest on the Notes. All past due commitment fees shall bear interest at the Past Due Rate. Lenders and Borrower agree that Chapter 15 of the Texas Credit Code shall not apply to this Agreement, the Notes or any Loan."

     3.   Amendment of Section 6(c) of the Loan Agreement.
Section 6(c) of the Loan Agreement is amended to provide as follows:

               "(c) Borrower and its Subsidiaries shall have and maintain, on a consolidated basis, at all times:

               (1)  an Interest Bearing Debt to Total
Capitalization Ratio for Borrower of not greater than 0.50 to 1.00.

               (2) a Tangible Net Worth for Borrower of not less than $350,000,000.

               (3) an Interest Coverage Ratio for Borrower of not less than 2.00 to 1.00."

     4.   Amendment of Exhibit D to the Loan Agreement.  Exhibit
D to the Loan Agreement is amended to be identical to Exhibit D to this Amendment.

     5. Conditions Precedent. This Amendment shall be effective November 30, 1995, subject to the satisfaction, in a manner satisfactory to the Agent, of each of the following conditions precedent:

     (a) The Agent shall have received the following, each of which shall be in form and substance satisfactory to the Agent in its sole discretion and duly and validly executed:

          (1) A certificate of the Secretary or any Assistant Secretary of the Borrower, dated as of the date hereof, as to (A) the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Amendment and the Notes (a copy of such resolutions to be attached to such certificate), such certificate to state that said copy is a true and correct copy of such resolutions and that such resolutions were duly adopted and have not been amended, superseded, revoked or modified in any respect and remain in full force and effect as of the date of such certificate, (B) the incumbency and signatures of the officer or officers of the Borrower; and (C) true and correct copies the Articles of Incorporation of the Borrower, and the Bylaws of the Borrower;

          (2) this Amendment, duly executed by the Borrower, the Lenders and the Agent;

          (3) Notes (the "New Notes"), in the aggregate principal amount of $200,000,000, payable to the order of each Lender in the amount of its Percentage of the Maximum Commitment;

          (4) a current certificate from the Secretary of State or other appropriate official of the State of Texas as to the continued existence and good standing of Borrower; and

          (5) a legal opinion from the general counsel for Borrower acceptable to Agent and Majority Lenders.

     (b) Borrower shall have paid all accrued and unpaid fees and other amounts in connection with this Amendment.

     (c)  No Default shall have occurred and be continuing.

     (d) Such effectiveness shall not violate any legal requirement applicable to the Agent or any Lender.

     6. Percentages. The dollar amount of each Lender's interest in the Maximum Commitment as of the date hereof is set forth opposite such Lender's name on the signature pages of this Amendment. As defined in the Loan Agreement, each Lender's Percentage is such Lender's interest in the Maximum Commitment.

     7. Representations True; No Default. The Borrower represents and warrants to the Agent and each Lender that (a) the representations and warranties contained in the Loan Agreement and in the other Credit Documents are true and correct on and as of the date hereof as though made on and as of such date (except to the extent such representations and warranties are expressly stated to be made solely as of an earlier date); (b) the most recent financial statements for Borrower and its Subsidiaries furnished to Lenders as of the date hereof fairly present the financial condition of Borrower and its Subsidiaries as of their date and for the period then ended in accordance with GAAP; (c) the proceeds of the Loans will be used to refinance existing debt, to fund ongoing working capital requirements and for general corporate purposes; and (d) no event has occurred and is continuing which constitutes an Event of Default under the Loan Agreement or any of the other Credit Documents or which upon the giving of notice or the lapse of time or both would constitute such an Event of Default.

     8. Ratification. Except as expressly amended hereby, the Loan Agreement, as hereby amended, and the other Credit Documents are in all respects ratified and confirmed and are, and shall continue to be, in full force and effect. The Borrower hereby agrees and acknowledges that all of its liabilities and obligations under the Loan Agreement, the other Credit Documents, or otherwise, remain in full force and effect as of the date of this Amendment.

     9. Definitions and References. Unless otherwise defined herein, terms used herein which are defined in the Loan Agreement or in the other Credit Documents shall have the meanings therein ascribed to them. The term "Agreement" as used in the Loan Agreement and the term "Loan Agreement" as used in the other Credit Documents or any other instrument, document or writing furnished to the Agent or any Lender by or on behalf of the Borrower shall mean the Loan Agreement as hereby amended. The term "Notes" as used in the Loan Agreement and in the other Credit Documents or any other instrument, agreement, document or writing furnished to the Agent or any Lender by or on behalf of the Borrower shall mean the New Notes executed pursuant to this Amendment.


     10. Expenses; Additional Information. The Borrower shall pay to the Agent on demand all expenses (including reasonable counsel's fees) incurred in connection with the preparation, reproduction, execution and delivery of this Amendment and the new Notes and with respect to advising the Agent as to its rights and responsibilities under the Loan Agreement, as hereby amended. In addition, the Borrower shall pay all costs and expenses of the Agent and each Lender (including counsel's fees) in connection with the enforcement of this Amendment and the New Notes.

     11. Severability. If any term or provision of this Amendment or the application thereof to any person or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this Amendment, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and this Amendment shall be valid and enforced to the fullest extent permitted by applicable law. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions thereof or affecting the validity or enforceability of such provision in any other jurisdiction and, to this end, the provisions of this Amendment are severable.



     12. INDEMNIFICATION. The Borrower shall indemnify the Agent, the Lenders and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities (including Environmental Liabilities), claims (including Environmental Claims), expenses (including reasonable attorneys' fees) or damages to which any of them may become subject, insofar as such losses, liabilities, claims, expenses or damages arise out of or result from (a) any actual or proposed use by the Borrower of the proceeds of any Loan made or Letter of Credit issued by any Lender or growing out of or resulting from any Credit Document or any transaction or event contemplated therein; (b) violation by the Borrower or any of its Subsidiaries of any law, rule, regulation or order including those relating to Hazardous Substances, petroleum, petroleum products or petroleum wastes; (c) any Lender or the Agent being deemed an operator of any of the Borrower's real or personal Property by a court or other regulatory or administrative agency or tribunal or other third party, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance, petroleum, petroleum product or petroleum waste located in on or under such property, or (d) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to any of the foregoing. The obligations of the Borrower under this Section shall survive the termination of the Loan Agreement (as amended by this Amendment and as it may otherwise be amended, restated, modified and supplemented from time to time) and the repayment and expiry of the Loans and all Letter of Credit Liabilities. Any amount to be paid under this Section by the Borrower to the Agent or any Lender shall be a demand obligation owing by the Borrower to the Agent or such Lender and shall bear interest from the date of expenditure until paid at the Past Due Rate.

     13.  DTPA WAIVER.   The Borrower hereby waives all rights,
remedies, claims, demands and causes of action based upon or related to the Texas Deceptive Trade Practices-Consumer Protection Act as described in Sections 17.41 et seq. of the Texas Business & Commerce Code, as the same pertains or may pertain to any Credit Document or any of the transactions contemplated therein, to the maximum extent that such rights, etc. may lawfully and effectively be waived. In furtherance of this waiver, the Borrower hereby represents and warrants to the Agent and the Lenders that (a) the Borrower is represented by legal counsel in connection with the negotiations, execution and delivery of this Amendment; (b) the Borrower has a choice other than to enter into this waiver in that it can obtain the Loans from another institution or institutions, and (c) the Borrower does not consider itself to be in a significantly disparate bargaining position relative to the Agent and the Lenders with respect to this Amendment.

     14. RELEASE OF CLAIMS. The Borrower hereby releases, discharges and acquits forever the Agent and the Lenders and their respective officers, directors, trustees, agents, employees and counsel (in each case, past, present or future) from any and all Claims existing as of the date hereof (or the date of actual execution hereof by the Borrower, if later). As used herein, the term "Claim" shall mean any and all liabilities, claims, defenses, demands, actions, causes of action, judgments, deficiencies, interest, liens, costs or expenses (including court costs, penalties, attorneys' fees and disbursements, and amounts paid in settlement) of any kind and character whatsoever, including claims for usury, breach of contract, breach of commitment, negligent misrepresentation or failure to act in good faith, in each case whether now known or unknown, suspected or unsuspected, asserted or unasserted or primary or contingent, and whether arising out of written documents, unwritten undertakings, course of conduct, tort, violations of laws or regulations or otherwise.

     15. Miscellaneous. This Amendment (a) shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors, assigns, receivers and trustees (however, the Borrower may not assign its rights hereunder without the express prior written consent of the Lenders); (b) may be modified or amended only by a writing signed by each party; (c) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES) AND OF THE UNITED STATES OF AMERICA; (d) may be executed in several counterparts, and by the Parties on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement, and
(e) embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter. The headings herein shall be accorded no significance in interpreting this Amendment.

     16. THIS AMENDMENT AND THE NEW NOTES, TOGETHER WITH ALL OF THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AS TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.









     IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized officers effective as of the date written above.




                              STEWART & STEVENSON SERVICES, INC.,
                               a Texas corporation

                                 /s/ Robert L. Hargrave
                              By:_______________________________
                                 Robert L. Hargrave
                                 Chief Executive Officer



     The undersigned legal counsel for the Borrower signs this Amendment not as a party to it but solely for the purpose of complying with the provisions of Section 17.42(a)(3) of the Texas Deceptive Trade Practices-Consumer Protection Act described in
Section 13.

                              /s/ Lawrence E. Wilson
                              __________________________________
                              Lawrence E. Wilson
                              Vice President and General Counsel
                              Texas Bar No.:  21704000

Interest in Maximum Commitment:  TEXAS COMMERCE BANK NATIONAL
                                 ASSOCIATION, a national
                                 banking association,
$50,000,000.00                   acting in its individual
                                 capacity and as the Agent for
                                 the Lenders named herein



                                 /s/ Mona M. Foch
                              By:_____________________________
                                 Mona M. Foch
                                 Vice President










































Interest in Maximum Commitment:    NATIONSBANK OF TEXAS,NATIONAL
                                   ASSOCIATION, a national
                                   banking association
 $40,000,000.00
                                      /s/ C. Todd Kulp
                                   By:__________________________
                                      C. Todd Kulp
                                      Vice President















































Interest in Maximum Commitment:    ABN AMRO BANK N.V. HOUSTON
                                   AGENCY
$30,000,000.00
                                 /s/ Timothy M. Schneider
                              By:______________________________
                                 Timothy M. Schneider
                                 Corporate Banking Officer


                                 /s/ Ronald A. Mahle
                              By:______________________________
                                 Ronald A. Mahle
                                 Group Vice President









































Interest in Maximum Commitment:         BANK OF AMERICA ILLINOIS,
                                        an Illinois banking
                                        association
$30,000,000.00
                                 /s/ Claire Liu

                              By:________________________________
                                 Claire Liu
                                 Vice President














































Interest in Maximum Commitment:    THE BANK OF NEW YORK
                                   a New York banking
                                   Corporation
$30,000,000.00
                                  /s/ Alan F. Lyster, Jr.
                              By:________________________________
                                 Alan F. Lyster, Jr.
                                 Vice President















































Interest in Maximum Commitment:  PNC BANK, NATIONAL ASSOCIATION,
                                 a national banking
                                 association
$20,000,000.00

                                 /a/ Greg Gaschler
                              By:______________________________
                                 Greg Gaschler
                                 Vice President